================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 2054

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (Amendment No. 4 ________)*


                             WANG LABORATORIES, INC.
                             -----------------------
                                (Name of Issuer)


             6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    93369N208
                                    ---------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================





                               Page 1 of 8 pages

---------------------                                         ------------------
CUSIP No. 93369N208                   13G                     Page 2 of 8 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS:
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER CONVERTIBLES, L.P.
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) [ ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  NEW YORK
--------------------------------------------------------------------------------
                |  5  |SOLE VOTING POWER
     NUMBER OF  |     |
                |     |NONE
      SHARES    ----------------------------------------------------------------
                |  6  |SHARED VOTING POWER
   BENEFICIALLY |     |
                |     |NONE
     OWNED BY  ----------------------------------------------------------------
                |  7  |SOLE DISPOSITIVE POWER
        EACH    |     |
                |     |NONE
     REPORTING  ----------------------------------------------------------------
                |  8  |SHARED DISPOSITIVE POWER
      PERSON    |     |
                |     |NONE
       WITH     |     |
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  NONE
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  0.0%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  PN,BD
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 3 of 8 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER HOLDINGS, LLC
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) [ ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |NONE
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |NONE
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  NONE
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  0.0%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  HC, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 8 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 4 of 8 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER & COMPANY, INC.
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) { ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |NONE
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |NONE
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  NONE
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  0.0%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  CO, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 8 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 5 of 8 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  KENNETH LIPPER
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) { ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |NONE
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |NONE
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  NONE
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  0.0%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 8 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 6 of 8 Pages
-------------------                                           ------------------



ITEM 1.

     (a)  Name of issuer: WANG LABORATORIES, INC.
     (b)  Address of issuer's principal executive offices:
               600 TECHNOLOGY PARK DRIVE
               BILLERICA, MASSACHUSETTS 01821-4130

ITEM 2.

     (a)  Name of person filing:  LIPPER & COMPANY, INC.
     (b)  Address or principal business office or, if none, residence:
               101 PARK AVENUE, 6TH FLOOR
               NEW YORK, NEW YORK 10178
     (c)  Citizenship:   DELAWARE
     (d) Title of class of securities: 6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
     (e)  CUSIP No: 93369N208

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [  ] Broker or dealer registered under section 15 of the Act

     (b) [  ] Bank as defined in section 3(a)(6) of the Act

     (c) [  ] Insurance company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment company registered under section 8 of the Investment Company Act

     (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee benefit plan, pension fund which is subject to provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see (section mark) 240.13d-1(b)(1)(ii)(F)

     (g) [ X] Parent holding cocmpany, in accordance with (section mark) 240.13d -(b)(ii)(G). (Note: See Item 7)

     (h) [  ] Group, in accordance with (section mark) 240.13d-1(b)(1)(ii)(H)


ITEM 4. OWNERSHIP

     (a) Amount beneficially owned: SEE LINE ITEM (9) OF THE COVER PAGES.
     (b)  Percent of class: SEE LINE ITEM (11) OF THE COVER PAGES.
     (c)  Number of shares as to which such person has:
         (i) Sole power to vote or to direct the vote: SEE LINE ITEM (5) OF THE COVER PAGES.
        (ii) Shared power to vote or to direct the vote: SEE LINE ITEM (6) OF THE COVER PAGES.
       (iii) Sole power to dispose or to direct the disposition of: SEE LINE ITEM (7) OF THE COVER PAGES.
        (iv) Shared power to dispose or to direct the disposition of: SEE LINE ITEM (8) OF THE COVER PAGES.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than 5 percent of the class of securities, check the following [X].
Instruction: Dissolution of a group requires a response to this item.


                               Page 6 of 8 Pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 7 of 8 Pages
-------------------                                           ------------------


ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

     NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     NOT APPLICABLE.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     NOT APPLICABLE

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   August 30, 1999
                                       -----------------------------------------
                                                          Date

                                       /s/  Abraham Biderman
                                            ------------------------------------
                                                       Signature

                                       Abraham Biderman/Executive Vice President
                                       -----------------------------------------
                                                       Name/Title




     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                               Page 7 of 8 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 8 of 8 Pages
-------------------                                           ------------------




                   AMENDMENT NO. 3 TO JOINT FILING AGREEMENT
                   -----------------------------------------

     Pursuant to Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, each of the undersigned persons hereby agrees and consents to this joint filing of Schedule 13G on its behalf (including any amendments thereto) and further agrees that this Joint Filing Agreement be included as an Exhibit to such joint filing. Each of these persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate.

Dated: August 30, 1999


Lipper Convertibles, L.P.                    Lipper Holdings, LLC


By: /s/ ABRAHAM BIDERMAN                     By: /s/ ABRAHAM BIDERMAN
-----------------------------------          ----------------------------------
Name:  Abraham Biderman                      Name:  Abraham Biderman
Title: Executive Vice President              Title: Executive Vice President



Lipper & Company, Inc.                       Kenneth Lipper


By: /s/ ABRAHAM BIDERMAN                     By: /s/ KENNETH LIPPER
-----------------------------------          -----------------------------------
Name:  Abraham Biderman                      Name:  Kenneth Lipper
Title: Executive Vice President




                               Page 8 of 8 pages